ADDENDUM NO. 2 TO AGREEMENT FOR PURCHASE AND SALE OF
REAL ESTATE

THIS ADDENDUM NO.2 TO AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE (the "Addendum No. 2") is made and entered by and between ADDvantage Technologies Group, Inc., an Oklahoma corporation ("Seller"), and David Chymiak ("Buyer") as of the 31st day of October, 2018.

Recitals

A. The parties executed that certain Agreement for the Purchase and of Sale of Real Estate having an Effective Date of October 5, 2018 (the "Original Contract"), as amended by that Addendum to Agreement for the Purchase and Sale of Real Estate dated October 9, 2018 (the "Addendum No. 1") (collectively, the "Contract") covering certain real property more specifically described therein as Lot One (1), Block One (1), EVANS COMPLEX, a Subdivision in the City of Broken Arrow, Tulsa County, State of Oklahoma, according to the recorded Plat thereof, a/k/a 1221 East Houston Street, Broken Arrow, Oklahoma 74012 (the "Property").
B. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Contract.

C. It is a condition to Buyer's obligation to proceed to closing under the Contract that Buyer shall have obtained a binding and irrevocable commitment from one or more lenders to provide financing for the full amount of the Purchase Price, which commitment shall not include or impose any terms or conditions which are unacceptable to Buyer.

D. Buyer has obtained a commitment for such financing from Regent Bank but has been informed that Regent Bank is unable to issue its final approval of such commitment and provide the desired funding by the Closing Date of October 31, 2018 set forth in the Contract.  Hence, Buyer desires, and Seller is willing, to extend the Closing Date as hereinafter set forth.

Agreement

In consideration of the premises, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Section 5 of the Contract shall be amended, and is hereby amended and restated in its entirety to read as follows:
"5. CLOSING.  The sale and purchase of the Property shall be consummated at a closing (the 'Closing') to be held at the offices of the Closing Agent on a date mutually acceptable to the parties (the 'Closing Date'), but not later than November 9, 2018.  At or prior to Closing, Seller shall deliver to Buyer, or its designee, a duly executed and acknowledged Deed conveying title to the Property to Buyer or such designee, as Buyer shall direct."

2. All other provisions of the Contract shall remain of full force and effect; provided that the parties have also previously agreed that the Lessee's obligations under the Lease (which was revised as set forth in the form of Lease attached as Exhibit B to Addendum No. 1) will be guaranteed by Seller until such time as Buyer's designee, David Chymiak LLC, or a commonly controlled corporation, limited liability company, or other person becomes the owner of all or a majority of the Lessee's issued and outstanding membership interest and the Lessee is no longer owned or controlled by Seller

3. This Addendum No. 2 may be executed, in person, by telefacsimile, or by .PDF in multiple counterparts, none one of which need be signed by more than one of the parties, each of which shall be deemed an original and all of which shall be construed together as one and the same instrument.

"Buyer"	"Seller"
/s/ David Chymiak David Chymiak	ADDvantage Technologies Group, Inc. an Oklahoma corporation By /s/ Scott Francis Printed Name: Scott Francis Title: CFO

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